                                                                      Exhibit 99

Technical Communications Corporation                       NEWS RELEASE
100 Domino Drive                                           July 15, 1998
Concord, MA  01742 - 2892                                  For Immediate Release
Contact: Janet LeClair, Investor Relations, (978) 287-5100
Web Site: http://www.tccsecure.com
          ------------------------

                      TECHNICAL COMMUNICATIONS CORPORATION
                       COMMENTS ON A CIVIL DISPUTE AGAINST
                     THE COMPANY AND ITS BOARD OF DIRECTORS

                   Date of Annual Shareholders Meeting Changed
                   -------------------------------------------

         CONCORD, MASSACHUSETTS --- Technical Communications Corporation (NASDAQ:TCCO, "TCC" or the "Company") today announced that its upcoming Annual Meeting of Stockholders, originally established on July 17, 1998, will instead convene on July 28, 1998.

         This change from the Company's previously announced meeting date of August 14, 1998, is a result of an agreement between the Company and the plaintiffs (Messrs. Philip A. Phalon and M. Mamud Awan) in a lawsuit against the Company and its directors (other than Mr. Phalon) pending in Middlesex Superior Court. Under this agreement, the Annual Meeting will convene on July 28, 1998, immediately adjourn and reconvene on August 14, 1998, at which time stockholders will be welcomed and the actual business of the meeting will be conducted. This will preserve the initial record date of May 29, 1998, thereby entitling stockholders of record as of May 29, 1998 to notice of and to attend the Annual Meeting.

         Technical Communications Corporation's products and systems secure mission-critical networks for governments, corporations and financial institutions around the world. With over 35 years of experience, TCC is the trusted supplier for organizations that place a high value on their data and its successful transmission.

Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated operating results and future earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. The Company's operating results may differ significantly from the results indicated by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to, the fulfillment of customer orders, the Company's ability to retain and motivate key technical, sales, marketing and manufacturing personnel and the possibility of political instability in the Company's foreign markets. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission.